POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Robert P. Stiller and William G. Hogan, and each of them, his or her true and lawful attorney-in-fact and agent, with full power to each of them to act without the other and with full power of substitution and re-substitution, to sign, individually, in the name on behalf of the undersigned in any and all capacities stated below, the Annual Report on Form 10-K of Green Mountain Coffee, Inc. for the fiscal year ended September 28, 2002 and any and all amendments thereto, which amendments may make such changes in such Form 10-K as any such attorney-in-fact may deem appropriate, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Signature	Title	Date
/s/ Robert P. Stiller	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	December 12, 2002
/s/ William G. Hogan	Chief Financial Officer, Vice President and Director (Principal Financial and Accounting Officer)	December 12, 2002
/s/ Kathryn S. Brooks	Vice President and Director	December 12, 2002
/s/ Barbara Carlini	Director	December 12, 2002
/s/ William D. Davis	Director	December 12, 2002
/s/ Jules A. del Vecchio	Director	December 12, 2002
/s/ Hinda Miller	Director	December 12, 2002
/s/ David E. Moran	Director	December 12, 2002